EXHIBIT 10.5

FORM OF RESTRICTED STOCK AGREEMENT

JONES APPAREL GROUP, INC.
RESTRICTED STOCK AGREEMENT

        THIS AGREEMENT dated as of ____________, 2005 between JONES APPAREL GROUP, INC., a Pennsylvania corporation (the "Company") with the person executing this Agreement (the "Employee").

        The Company has adopted a 1999 Stock Incentive Plan (the "Plan"). The Plan, as it has been amended to date and may hereafter be amended and continued, is incorporated herein by reference and made part of this Agreement.

        The Committee, which is charged with the administration of the Plan pursuant to Section 3 thereof, has determined that it would be to the advantage and interest of the Company to grant the award provided for herein to the Employee as an inducement to remain in the service of the Company or one of its subsidiaries, and as an incentive for increased efforts during such service.

        In consideration of mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

        1. Grant of Restricted Shares.

            (a) Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Employee that number of shares of restricted Common Stock of the Company, par value $.01 per share, set forth on Annex I attached hereto (the "Restricted Shares"). Subject to Section 3, certificates evidencing the Restricted Shares shall be issued by the Company and registered in the name of the Employee on the stock transfer books of the Company. However, certificates issued with respect to Restricted Shares shall be held by the Company in escrow under the terms hereof. Such certificates shall bear the legend set forth in subsection (c) below or such other appropriate legend as the Committee shall determine, which legend shall be removed only if and when the Restricted Shares vest as provided herein, at which time the certificates shall be delivered to the Employee. As a condition to the issuance of Shares hereunder, the Employee shall deliver to the Company the attached stock powers duly endorsed in blank. Upon the issuance of Restricted Shares hereunder, the Employee shall be entitled to vote the Restricted Shares, and shall be entitled to receive, free of all restrictions, ordinary cash dividends and dividends in the form of shares thereon. The Employee will not be required to return any such ordinary dividends to the Company in the event of forfeiture of such Restricted Shares. The Employee's right to receive any extraordinary dividends or other distributions with respect to Restricted Shares prior to their becoming nonforfeitable shall be at the sole discretion of the Committee, but in the event of any such extraordinary event, the Committee shall take such action as is appropriate to preserve the value of, and prevent the unintended enhancement of the value of, the Restricted Shares.

            (b) In order to comply with any applicable securities laws, the Company may require the Employee (i) to furnish evidence satisfactory to the Company (including a written and signed representation letter) to the effect that the Restricted Shares were acquired for investment only and not for resale or distribution and (ii) to agree that the Restricted Shares shall only be sold by the Employee following registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.

            (c) Unless otherwise determined by the Committee, any certificate issued in respect of the Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend:

The sale, transfer, alienation, attachment, assignment, pledge or encumbrance of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Jones Apparel Group, Inc. 1999 Stock Incentive Plan and an Agreement entered into by the registered owner and the Company dated as of ___________, 2005. Copies of such Plan and Agreement are on file at the offices of the Company. Any attempt to dispose of these shares in contravention of the applicable restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect."

        2. Vesting.

        Subject to Section 3 hereof, the restrictions on transfer of the Restricted Shares shall lapse and the Restricted Shares shall become vested and nonforfeitable as follows:

            (a) See Annex I attached hereto.

            (b) In the event of (i) the dissolution or liquidation of the Company, or (ii) the disposition by the Company of substantially all of the assets or stock of a subsidiary of which the Employee is then an employee, officer or director, consultant, adviser, agent or independent representative or if (iii) a "change in control" (as defined in the Plan) of the Company has occurred or is about to occur, then, if the Committee shall so determine, any Restricted Shares not forfeited prior to the change in control shall become immediately and fully vested, and the Committee shall have sole discretion to waive automatic forfeitures, if any, arising from the change in control.

        3. Termination of Employment.

        Except as provided in Paragraph 4 hereof, Restricted Shares shall not vest unless the Employee is then an employee (including directors and officers who are employees), director or officer of the Company or any subsidiary of the Company, or a consultant, advisor, agent or independent representative of the Company or any subsidiary of the Company, or any combination thereof and unless the Employee has remained continuously so employed since the date of grant of the Restricted Shares.

        In the event that the employment of the Employee shall terminate (other than by reason of death, Disability or Retirement), all unvested Restricted Shares shall be forfeited and be immediately transferred to, and reacquired by, the Company at no cost to the Company.

        4. Acceleration of Benefits upon Death, Disability or Retirement of Employee or Change in Control.

        The period of restrictions applicable to all unvested Restricted Shares shall terminate on the date of termination of employment by reason of retirement, disability (as such terms are defined in the Plan) or death or, if the Committee shall so determine, upon a change in control (as defined in the Plan).

        5. Nontransferability of Restricted Shares.

        The Restricted Shares are not nontransferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Employee, other than by will or the laws of descent and distribution until such Restricted Shares become nonforfeitable in accordance with the provisions of this Agreement. Any Employee's successor (a "Successor") shall take rights herein granted subject to the terms and conditions hereof. No such transfer of the Restricted Shares to any Successor shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by such Successor of the terms and conditions hereof.

        6. No Right to Continued Employment.

        Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its affiliate corporations or interfere in any way with the right of the Company or any such affiliate corporation to terminate such employment at any time.

        7. Withholding.

        The Employee shall pay to the Company promptly upon request, and in any event at the time the Employee recognizes taxable income in respect of the Restricted Shares, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash, shares of Common Stock already owned for at least six months, or in a combination of such methods, as irrevocably elected by the Employee prior to the applicable tax due date with respect to such Restricted Shares. The Employee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

        8. Effect of Certain Changes.

        Notwithstanding any other provision of the Plan, in the event of a change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, split-down,

reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the Committee may appropriately adjust the aggregate number of shares and class of shares subject to this award, whose determination shall be conclusive.

        9. Payment of Transfer Taxes, Fees, and Other Expenses.

        The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of the Restricted Shares acquired pursuant to this Agreement, together with any and all the fees and expenses necessarily incurred by the Company in connection therewith.

        10. Other Restrictions.

        The vesting of each Restricted Share shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state of federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Employee with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, such vesting, then in any such event, such vesting shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

        11. Notices.

        Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at in care of its Chief Operating and Financial Officer, 250 Rittenhouse Circle, Bristol, Pennsylvania 19007 and any notice to the Employee shall be addressed to him at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Any notice so addressed shall be deemed to be given on the second business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.

        12. Effect of Agreement.

        Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

        13. Laws Applicable to Construction.

        This Agreement has been granted, executed and delivered in the State of Pennsylvania, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Pennsylvania, as supplied to contracts executed in and performed wholly within the State of Pennsylvania.

        14. Conflicts and Interpretation.

        If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matter as to which this Agreement is silent, in any such case the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this award, the determination by the Committee (as constituted at the time of such determination) of the rights of the Employee shall be conclusive, final and binding upon the Employee and upon any other person who shall assert any right pursuant to this award.

        15. Headings.

        The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

        16. Amendment.

        This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set his hand.

JONES APPAREL GROUP, INC. By: _____________________ EMPLOYEE: _________________________ Employee

ANNEX I

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